                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 22nd day of December, 2004, by and between Spheris Operations Inc. (the "Company") and David E. Ehrhardt ("Employee"). This Agreement shall only become effective as of the closing date of the merger (the "Closing Date") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among HealthScribe, Inc. (now known as Avicis, Inc.), MTS Group Holdings, Inc. and HSI Merger Sub, Inc. (the "Acquisition"), dated as of September 20, 2004, and shall not become effective and shall be null and void upon any termination of the Merger Agreement in accordance with its terms.

                                   WITNESSETH:

            WHEREAS, on November 4, 2004, Spheris, Inc. was acquired by Spheris Holding, Inc. ("Spheris Holding") and immediately subsequent to the acquisition of Spheris, Inc., Spheris Holding merged with and into Spheris, Inc., with Spheris, Inc. as the surviving corporation; and

            WHEREAS, subsequent to the Spheris acquisition, MTS Group Holdings, Inc. merged into Spheris Holding and Spheris Holding merged into Spheris, Inc.; and

            WHEREAS, pursuant to the terms of the Merger Agreement, Avicis, Inc. (formerly known as HealthScribe, Inc.) will become a wholly owned subsidiary of Spheris, Inc. (the "Merger"), and

            WHEREAS, Spheris Operations Inc. is a wholly owned subsidiary of Spheris, Inc.; and

            WHEREAS, Avicis, Inc. and Employee are parties to an employment agreement dated December 12, 2000, as amended February 22, 2002 (the "Prior Agreement") pursuant to which Employee serves as President and Chief Operating Officer of Avicis, Inc.; and

            WHEREAS, in connection with the above described transactions, Employee and Avicis, Inc. intend to terminate the Prior Agreement without further obligation to either party; and

            WHEREAS, the Company desires to enter into an employment agreement embodying the terms of Employee's employment following the closing of the Merger and Employee desires to enter into this Agreement and to commence his employment with the Company following the closing of the Merger, subject to the terms and provisions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee agree as follows:

            Section 1. DEFINITIONS.

            (a) "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee's employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, and (Hi) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein.

            (b) "Annual Bonus" shall have the meaning set forth in Section 4(b).

            (c) "Base Salary" shall mean the salary provided for in Section 4(a) below or any increased salary granted to Employee pursuant to Section 4(a).

            (d) "Board" shall mean the Board of Directors of the Company.

            (e) "Cause" shall mean (i) a continuing failure, neglect or refusal by Employee to perform in any material respect his duties or responsibilities;
(H) embezzlement, theft, larceny, material fraud or other acts of dishonesty;
(iii) Employee's conviction of, admission to, or entry of pleas of no contest to any felony or any other crime which has, or may have within the Company's reasonable discretion, a material adverse effect on Employee's ability to carry out his duties under this Agreement or upon the reputation of the Company; (iv) consistent drunkenness by Employee or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Employee's duties hereunder; or (v) Employee's material breach of this Agreement or the Noncompetition Agreement.

            (f) "Closing Date" shall have the meaning set forth in the Merger Agreement.

            (g) "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Employee's duties hereunder for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee's Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

            (h) "Good Reason" shall mean (i) a material decrease in Employee's position or responsibilities, (ii) a reduction in Employee's compensation or benefits other than in connection and consistent with a general Corporation-wide reduction, or (iii) a material breach of this Agreement by the Company.

            (i) "Merger Agreement" shall mean that certain Agreement and Plan of Merger by and among HealthScribe, Inc. (now known as Avicis, Inc.), MTS Group Holdings, Inc. and HSI Merger Sub, Inc., dated September 20, 2004.

            (j) "Noncompetition Agreement" shall mean that certain Confidential Information, Non-Competition and Invention Assignment Agreement, dated as of the date first above written.

            (k) "Non-Renewal Notice" shall have the meaning set forth in Section 2 hereof.

            (l) "Pro Rata Bonus" shall mean an amount equal to the product of
(i) the sum of the Annual Bonuses paid or payable to Employee with respect to the two fiscal years immediately preceding his termination of employment, divided by two, where the Annual Bonus for fiscal year 2004 shall equal the annual bonus paid to Employee for such fiscal year in connection with his prior employment with Avicis, Inc. (which amount shall in no event exceed 50% of Employee's Base Salary on the date hereof); and (H) a fraction, (x) the numerator of which shall be the number of months Employee worked in the fiscal year Employee's employment is terminated or this Agreement expires by counting from the first day of the fiscal year during which Employee's employment is terminated or this Agreement expires and ending on the last day of the month in which Employee's employment is terminated or this Agreement expires and (y) the denominator of which shall be twelve.

            (m) "Severance Term" shall mean the period specified in Section 8(d)(ii) below.

            (n) "Special Severance Period" shall mean the period specified in
Section 8(g) below.

            (o) "Term of Employment" shall mean the period specified in Section 2 below.

            Section 2. ACCEPTANCE AND TERM OF EMPLOYMENT.

            The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Unless sooner terminated as provided in Section 8 hereof, the Term of Employment shall commence on the Closing Date and shall continue until the second anniversary of the Closing Date. Subject to Section 8 hereof, the Term of Employment shall be extended automatically without further action by either party by one additional year first on the second anniversary of the Closing Date, and on each succeeding anniversary thereafter, unless, not later than ninety (90) days prior to the end of the Term of Employment (including any prior extension thereof), either the Company or Employee shall have notified the other in writing of its intention not to renew this Agreement (a "Non-Renewal Notice"). Once the Company or Employee has delivered a Non-Renewal Notice to the other, Employee's employment hereunder shall terminate on the close of the business on the last day of the Term of Employment.

            Section 3. POSITION, DUTIES AND RESPONSIBILITIES.

            (a) During the Term of Employment, Employee shall be employed and serve as the Chief Operating Officer of the Company (together with such other position or positions consistent with Employee's title as the Chief Executive Officer of Spheris, Inc. and/or board of directors of Spheris, Inc. shall specify from time to time) and shall have such duties typically associated with such title. Employee shall report to the Chief Executive Officer. Employee also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation. During the Term of Employment, Employee shall serve as an officer of Spheris, Inc.

            (b) Employee shall devote his full business time, attention, skill and reasonable best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment without the written permission of the Board, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (H) engaging in charitable activities and community affairs, and (Hi) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (H) and (Hi) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

            Section 4. COMPENSATION. During the Term of Employment, Employee shall be entitled to the following compensation:

            (a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $227,000, with increases, if any, as may be approved in writing by the Board.

            (b) Annual Bonus. Employee shall be eligible for an annual discretionary incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment (the "Annual Bonus"). The target Annual Bonus for each such year shall be 50% of Employee's annual Base Salary for such year, although the actual Annual Bonus amount may be less than or greater than the target Annual Bonus depending upon the degree of attainment of individual and Company performance criteria established by the Board for such year. Employee shall receive the Annual Bonus in respect of any year at the same time as bonuses are paid to other executive officers of the Company, but in no event later than ninety (90) days after the end of the fiscal year for which the bonus is payable.

            Section 5. EMPLOYEE BENEFITS.

            During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Employee shall also be entitled to the same number of holidays, vacation, sick days (or the same amount of paid time off, as applicable) and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

            Section 6. KEY-MAN INSURANCE.

            At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

            Section 7. REIMBURSEMENT OF BUSINESS EXPENSES.

            Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time.

            Section 8. TERMINATION OF EMPLOYMENT.

            (a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee's death,
(H) a termination by reason of a Disability, (Hi) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its affiliates.

            (b) Termination due to Death or Disability. Employee's employment shall terminate automatically upon his death. The Company may terminate Employee's employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

                  (i) The Accrued Obligations; and

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

                  (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives; and

                  (iii) An amount equal to the Pro Rata Bonus, which amount shall be paid in a lump-sum as soon as practicable following the date of such termination.

Following such termination of Employee's employment by the reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

            (c) Termination by the Company for Cause.

                  (i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than two (2) weeks written notice by the Board of the intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and to be delivered within six (6) months of the occurrence of such act, acts, failures or failures to act. Employee shall have two (2) weeks after the date that such written notice has been given to Employee in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the termination shall be effective on the date immediately following the expiration of the two (2) weeks notice period. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company or otherwise performing his duties hereunder.

                  (ii) In the event the Company terminates Employee's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee's employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

            (d) Termination by the Company without Cause or Termination by Employee with Good Reason. The Company may terminate Employee's employment without Cause, effective upon Employee's receipt of written notice of such termination. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, within six (6) months of the occurrence of such event. In the event Employee's employment is terminated by the Company without Cause (other than due to death or Disability or in connection with a termination during the Special Severance Period), or by the Employee with Good Reason, Employee shall be entitled to:

                  (i) The Accrued Obligations;

                  (ii) Continuation of Base Salary for a period of twelve (12) months following the date of such termination (the "Severance Term"), payable in accordance with the Company's payroll practices;

                  (iii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives;

                  (iv) An amount equal to the Pro Rata Bonus, which amount shall be paid in substantially equal installments during the Severance Term at the same time as payments are made with respect to Base Salary pursuant to subsection (ii) above; and

                  (v) Should Employee be eligible for and elect to continue his health insurance pursuant to COBRA following the date of such termination, payment of COBRA premiums in excess of the cost of such health insurance coverage for active employees of the Company until the earlier of: (A) expiration of the Severance Term, or (B) the date Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits.

Notwithstanding the foregoing, the payments and benefits described in subsections (H), (iii), (iv) or (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee materially breaches any provision of the Noncompetition Agreement.

            Following such termination of Employee's employment by the Company without Cause or by Employee with Good Reason, except as set forth in this
Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

            (e) Termination by Employee. Employee may resign from his employment by providing the Company thirty (30) days' written notice of such resignation. In the event of a termination of employment by Employee under this Section 8(e), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee's employment under this subsection (e), the Company may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company for all or any portion of the notice period (which in no event shall be treated as a termination without Cause), provided that the Company shall continue to pay to Employee his then current Base Salary and continue benefits provided pursuant to Section 5 for the duration of the notice period. Following such termination of Employee's employment by reason of Employee's resignation, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

            (f) Expiration of the Term of Employment. Notwithstanding anything herein to the contrary, (i) in no event shall delivery of a Non-Renewal Notice by the Company in and of itself constitute a termination without Cause; and (ii) in no event shall delivery of a Non-Renewal Notice by Employee constitute an event pursuant to which the Company may terminate Employee's employment for Cause or constitute a termination by employee subject to Section 8(e). Upon such expiration of the Term of Employment, Employee shall be entitled to:

                  (i) The Accrued Obligations; and

                  (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives.

Notwithstanding the foregoing, in the event that the expiration of the Term of Employment is as a result of the Company's delivery of a Non-Renewal Notice, in lieu of the payments and benefits described in subsections (i) and (H) above, the Employee shall be entitled to the same payments and benefits as provided in
Section 8(d) above for a termination without Cause. Following such termination of Employee's employment upon expiration of the Term of Employment, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

            (g) Special Severance Provision. Notwithstanding any provision herein to the contrary, and in lieu of any other severance payments provided in
Section 8 herein, in the event that (i) Employee's employment is terminated by the Company without Cause at any time during the period prior to the first anniversary of the Closing Date, (ii) Employee's employment is terminated by the Employee with Good Reason at any time during the period prior to the first anniversary of the Closing Date, or (Hi) Employee's employment is terminated by the Company without Cause or by reason of Employee's voluntary resignation, in each case, at any time during the one month period following the first anniversary of the Closing Date, (all three periods collectively referred to as the "Special Severance Period"), Employee shall be paid, as soon as practicable following the effective date of termination, an amount equal to the sum of:

                  (i) The Accrued Obligations;

                  (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives;

                  (iii) A lump sum payment of $476,700; and

                  (iv) If Employee elects to continue coverage under the Company's medical/dental vision plan pursuant to COBRA, the Company shall continue to pay the amount in excess of the cost of such health insurance coverage for active employees until the earlier of (x) the expiration of the eighteen (18) month period following the date of termination or (y) the date Employee commences employment with another employer to the extent such employer offers such coverage, at the same or better terms, to its employees and to the extent that Employee does not have to continue coverage under the applicable plan of the Company due to a pre-existing condition for which Employee is not covered under the new employer's plan.

For purposes of this subsection (g) only, "Cause" shall be deemed to mean: (i) Employee's embezzlement, theft, larceny, or fraud, in each case, which results in material economic harm to the Company; (ii) Employee's conviction of, admission to, or entry of pleas of no contest to any felony or any other crime which has, or may have within the Company's reasonable discretion, a material adverse effect on Employee's ability to carry out his duties under this Agreement or upon the reputation of the Company; or (iii) following a thirty
(30) day cure period after receipt

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

of written notice by Employee, Employee's uncured material breach of the Noncompetition Agreement.

            (h) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 8(d), 8W) or 8(g) above (including by reason of a termination of employment as a result of the Company's delivery of a Non-Renewal Notice pursuant to Section 8(1) above), Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

            Section 9. NONCOMPETITION AGREEMENT.

            As a condition of Employee's employment hereunder, contemporaneously herewith, the Employee shall execute the Noncompetition Agreement. Employee represents and warrants to the Company that he will continue to comply with the obligations provided thereunder, and acknowledges that the provisions of the Noncompetition Agreement shall survive any termination of his employment hereunder.

            Section 10. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

            Employee represents that:

            (a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

            (b) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

            (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer (other than Avicis, Inc.).

            Section 11. TAXES.

            The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

            Section 12. SET OFF; MITIGATION.

            The Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts ascertainable to a sum certain owed by Employee to the Company or its affiliates; provided, however, that the Company's right to set-off counterclaim or recoupment hereunder shall not apply to the payments provided under Section 8(g) of this Agreement. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee's other employment or otherwise.

            Section 13. DISPUTE RESOLUTION.

            Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims arising under the Noncompetition Agreement) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall be selected by mutual agreement of the Company and Employee, or if the Company and Employee are unable to agree on an arbitrator, the arbitrator shall be appointed by the American Arbitration Association. The costs of any such arbitration proceedings, including all reasonable legal fees, disbursements, and other costs paid or incurred by the prevailing party arising out of or resulting from such proceedings, shall be reimbursed by the non-prevailing party. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            Section 14. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

            (a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

            (b) Employee. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

            (c) No Third-Party Beneficiaries. Except as set forth in subsection
(b) above, nothing expressed or referred to in this Agreement will be construed to give any person other than Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

            Section 15. WAIVER AND AMENDMENTS.

            Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

            Section 16. SEVERABILITY AND GOVERNING LAW.

            If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            Section 17. NOTICES.

            (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.

            (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

            Section 18. SECTION HEADINGS.

            The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

            Section 19. ENTIRE AGREEMENT.

            This Agreement, together with the Noncompetition Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

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

            Section 20. SURVIVAL OF OPERATIVE SECTIONS.

            Upon any termination of Employee's employment, the provisions of
Section 8 through Section 21 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

            Section 21. COUNTERPARTS.

            This Agreement may be executed in two or more counterparts, (including by facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                      * * *

                  [Signatures to appear on the following page.]

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                          SPHERIS OPERATIONS INC.

                                          By: /s/ Steven E. Simpson
                                              ----------------------------------
                                          Title: President & CEO
                                                 -------------------------------
                                             /s/  David E. Ehrhardt
                                          --------------------------------------

                                      -13-